francesca’s Reports Second Quarter 2013 Financial Results and Announces Share Repurchase Program

•	Net sales increased 17% to $89.6 million

•	Comparable sales decreased 1%

•	Diluted earnings per share increased 18% to $0.33

•	Board authorized a $100 million share repurchase program

HOUSTON, TEXAS — September 4, 2013 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported net income of $14.6 million or $0.33 per diluted share for the second quarter of 2013, compared to net income for the second quarter of 2012 of $12.7 million, or $0.28 per diluted share. The Company also announced the board of directors authorized a $100 million share repurchase program.

Neill P. Davis, francesca’s Chief Executive Officer stated, “While we posted high teens increases in second quarter and year to date sales and earnings, our second quarter sales performance was softer than we anticipated. We were able to maintain strong profitability with operating income margins only modestly below the prior year levels. Our performance in the quarter reflects the anniversary of very strong rates of growth in the prior year; lower levels of customer traffic most evident in the later part of the second quarter and the lack of a dominant apparel fashion trend.”

Mr. Davis continued, “Going into the third quarter we are challenged with strong prior year growth rates and although we have experienced improvements in traffic trends during the final week of August, no clear direction has emerged. While we are taking action to drive our performance, we anticipate that traffic trends will remain challenging. Accordingly, we are reducing our outlook for 2013. Several initiatives are underway that we believe will benefit our long term financial performance. These initiatives include leveraging the DTC channel to build on the affection our already loyal customer has for our brand, strengthening visual presentations in boutiques to make fashion trends easier to shop, and additional infrastructure improvements. Overall, we are highly confident in our differentiated, fast growing, and highly profitable business model and we are steadfast in our efforts to deliver on our long-term growth objectives.”

SECOND QUARTER SUMMARY

Net sales for the thirteen weeks increased 17% to $89.6 million driven by 79 new boutique openings since the prior year quarter. Performance was strongest in jewelry, outpacing increases in accessories and apparel, and a decline in gifts.

Comparable sales, including direct-to-consumer sales, decreased 1%, as compared to a 21% increase in the prior year quarter. Comparable transactions decreased 4%, offset by a 3% increase in average transaction size. Direct-to-consumer sales increased 92% versus the prior year quarter driven by increases in site traffic, conversion rates, and average transaction values. Comparable sales, excluding direct-to-consumer sales, decreased 3% versus the prior year quarter.

Gross profit, as a percentage of net sales, was 53.3% compared to 54.8% in the prior year quarter, resulting from lower merchandise margins due to higher levels of promotions compared to the prior year quarter and deleveraging of fixed occupancy costs.

Selling, general and administrative expenses increased 13% to $23.7 million from $20.9 million in the prior year quarter. Selling expenses increased by $2.7 million due to the increase in the number of boutiques in operation in the second quarter as compared to prior year quarter. General and administrative expenses were flat when compared to the prior year. As a percentage of net sales, selling, general and administrative expense decreased 100 basis points to 26.4% compared to 27.4% in the prior year quarter.

Income from operations for the quarter increased 15% to $24.1 million or 26.9% of net sales compared to $20.9 million or 27.3% of net sales in the prior year quarter.

Balance Sheet Summary

Total cash and cash equivalents at quarter end were $39.5 million compared to $7.3 million at the prior year quarter end, and $29.9 million at the end of fiscal 2012. The Company had no long-term debt at the end of the quarter compared to $5.0 million at the end of the prior year quarter.

Total inventories increased 32% over the prior year quarter as a result of reduced sales trends in the later part of the quarter. For the third quarter, we have plans to reduce inventory purchases and to offer incremental clearance activities to better align inventory to future sales.

THIRD FISCAL Quarter and Full FISCAL Year 2013 Guidance

For the third quarter ending November 2, 2013, net sales are expected to be between $78.0 million and $80.0 million assuming a -5% to -2% decrease in comparable sales including direct-to-consumer, compared to the prior year comparable sales increase of 17% and the opening of 11 additional new boutiques, as compared with two boutiques opened in the third quarter of the prior year. The retail calendar shift reduced third quarter 2012 sales by $2.5M. Earnings per diluted share are expected to be in the range of $0.19 to $0.21. The number of diluted average shares outstanding is expected to be 45.0 million for the third quarter. While the Company expects to commence its recent share repurchase authorization immediately, this guidance does not take into consideration any share repurchase activity.

For the full year ending February 1, 2014, net sales are now expected to be in the range of $343.0 million to $349.5 million assuming a -2% decrease to flat comparable sales including direct-to-consumer, compared to the prior year comparable sales increase of 16%, and the opening of 87 additional boutiques, as compared to 77 additional boutiques in fiscal 2012. Adjusted diluted earnings per share are expected to be in the range of $1.10 to $1.16 which excludes $0.6 million net of tax charge related to a secondary equity offering. This is compared to the 52-week prior year adjusted diluted earnings per share of $1.04 which excludes $0.5 million net of tax charge related to a secondary equity offering, $0.2 million net of tax charge related to stock option acceleration, $0.2 million net of tax charge related to the relocation of our headquarters and distribution facilities, which had a combined increase of $0.02 of diluted earnings per share, and an approximate decrease of $0.03 of diluted earnings per share impact from the 53rd week. The number of diluted average shares outstanding is expected to be 45.0 million for the full year. While the Company expects to commence its recent share repurchase authorization immediately, this guidance does not take into consideration any share repurchase activity. The effective tax rate is estimated to be 39.3% for the third quarter and the full year. Capital expenditures are planned in a range of $22.0 to $25.0 million.

SHARe Repurchase Program

The Company’s Board of Directors authorized a $100 million share repurchase program to commence immediately. This authorization has no expiration date. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. In connection with the repurchase program, the Company plans to conduct open market purchases, adopt one or more plans pursuant to the provisions of Rule 10b5-1, and such other strategies as would be appropriate under the circumstances, consistent with the Securities and Exchange Act of 1934.

Neill P. Davis, Chief Executive Officer, commented, “We have built a very profitable business model which generates a considerable amount of free cash flow even after funding all of the investments required to fuel this growth. We will repurchase shares when our cash on hand, free cash flow, and debt capacity exceed the investment and other strategic needs of our business, and in our view, when the stock is trading below its intrinsic value. The share repurchase authorization reflects confidence in our growth plans as well as our commitment to return excess capital to our shareholders thereby enhancing shareholder returns.”

Conference Call Information

A conference call to discuss second quarter 2013 results is scheduled for September 4, 2013, at 8:30 a.m. EDT. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until October 4, 2013. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 7107813. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted diluted earnings per share, a non-GAAP financial measure. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure in the text above. We believe that this non-GAAP financial measure not only provides our management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, this non-GAAP financial measure allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2013 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2012 results. This non-GAAP measure should be considered a supplement to, and not as a substitute for, or superior to, a financial measure calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 440 boutiques in 44 states and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com

CONTACT:

Investors

ICR, Inc.	Company
Jean Fontana	Randi Sonenshein, Vice President, Finance and Investor Relations
646-277-1214	832-494-2250

Francesca's Holdings Corporation

Consolidated Statements of Operations

	Thirteen Weeks Ended
	August 3, 2013		July 28, 2012		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points(1)
	(In thousands except per share data)
Net sales	$89,566	100.0%	$76,365	100.0%	$13,201	17%	0.0%
Cost of goods sold and occupancy costs	41,810	46.7%	34,549	45.2%	7,261	21%	1.4%
Gross profit	47,756	53.3%	41,816	54.8%	5,940	14%	(1.4)%
Selling, general and administrative expenses	23,683	26.4%	20,931	27.4%	2,752	13%	(1.0)%
Income from operations	24,073	26.9%	20,885	27.3%	3,188	15%	(0.5)%
Interest expense	(117)	(0.1)%	(177)	(0.2)%	60	(34)%	0.1%
Other income	121	0.1%	115	0.2%	6	5%	0.0%
Income before income tax expense	24,077	26.9%	20,823	27.3%	3,254	16%	(0.4)%
Income tax expense	9,458	10.6%	8,171	10.7%	1,287	16%	(0.1)%
Net income	$14,619	16.3%	$12,652	16.6%	$1,967	16%	(0.2)%

(1)  Percentage totals or percentage variances in the above table may not equal the sum of the components due to rounding.

Diluted earnings (loss) per common share	$0.33	$0.28
Weighted average diluted shares outstanding:	44,905	44,739

Comparable sales change	(1)%	21%

	Twenty Six Weeks Ended
	August 3, 2013		July 28, 2012		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points(1)
	(In thousands except per share data)
Net sales	$168,554	100.0%	$137,687	100.0%	$30,867	22%	0.0%
Cost of goods sold and occupancy costs	79,426	47.1%	63,328	46.0%	16,098	25%	1.1%
Gross profit	89,128	52.9%	74,359	54.0%	14,769	20%	(1.1)%
Selling, general and administrative expenses	47,034	27.9%	38,816	28.2%	8,218	21%	(0.3)%
Income from operations	42,094	25.0%	35,543	25.8%	6,551	18%	(0.8)%
Interest expense	(233)	(0.1)%	(432)	(0.3)%	199	(46)%	0.2%
Other income	204	0.1%	152	0.1%	52	34%	0.0%
Income before income tax expense	42,065	25.0%	35,263	25.6%	6,802	19%	(0.7)%
Income tax expense	16,509	9.8%	13,869	10.1%	2,640	19%	(0.3)%
Net income	$25,556	15.2%	$21,394	15.5%	$4,162	19%	(0.4)%

(1)  Percentage totals or percentage variances in the above table may not equal the sum of the components due to rounding.

Diluted earnings (loss) per common share	$0.57	$0.48
Weighted average diluted shares outstanding:	44,894	44,721

Comparable sales change	0%	19%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands)

	August 3, 2013	February 2, 2013	July 28, 2012

ASSETS

Current assets:
Cash and cash equivalents	$39,550	$29,877	$7,312
Accounts receivable	6,549	2,504	7,508
Inventories	25,590	19,049	19,354
Deferred income taxes	3,750	3,506	2,556
Prepaid expenses and other current assets	5,011	4,749	4,561

Total current assets	80,450	59,685	41,291
Property and equipment, net	56,268	49,559	43,687
Deferred income taxes	3,741	2,357	2,200
Other assets, net	2,132	1,573	2,156

TOTAL ASSETS	$142,591	$113,174	$89,334

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,867	$8,358	$12,204
Accrued liabilities	8,496	10,667	7,623
Total current liabilities	14,363	19,025	19,827
Deferred and accrued rents	27,475	22,092	21,926
Long-term debt	—	—	5,000
Total liabilities	41,838	41,117	46,753

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 44.1 million, 43.9 million and 43.8 million shares issued and outstanding at August 3, 2013, February 2, 2013 and July 28, 2012, respectively.	441	439	438
Additional paid-in capital	88,299	85,161	81,353
Retained earnings (accumulated deficit)	12,013	(13,543)	(39,210)
Total stockholders’ equity	100,753	72,057	42,581

Total liabilities and stockholders’ equity	$142,591	$113,174	$89,334

Francesca’s Holdings Corporation

Consolidated Statements of Cash flows

(In thousands)

	Twenty Six Weeks Ended
	August 3, 2013	July 28, 2012
Cash Flows From Operating Activities:
Net income	$25,556	$21,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,774	3,422
Stock-based compensation expense	1,953	1,648
Excess tax benefit from stock-based compensation	(2,828)	(1,907)
Loss on sale of assets	136	20
Amortization of debt issuance costs	147	147
Deferred income taxes	(1,628)	(1,452)
Changes in assets and liabilities:
Accounts receivable	(4,045)	(5,073)
Inventories	(6,541)	(4,892)
Prepaid expenses and other assets	(968)	(1,718)
Accounts payable	(2,491)	3,298
Accrued liabilities	657	(363)
Deferred and accrued rents	5,383	7,036
Net cash provided by operating activities	20,105	21,560

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(11,622)	(13,931)
Proceeds from sale of assets	3	—
Net cash used in investing activities	(11,619)	(13,931)

Cash Flows Provided by (Used in) Financing Activities:
Repayments of borrowings under the revolving credit facility	—	(17,000)
Proceeds from the exercise of stock options	639	730
Taxes paid related to net settlement of equity awards	(2,280)	—
Excess tax benefit from stock-based compensation	2,828	1,907
Net cash provided by (used in) financing activities	1,187	(14,363)

Net increase (decrease) in cash and cash equivalents	9,673	(6,734)
Cash and cash equivalents, beginning of year	29,877	14,046
Cash and cash equivalents, end of period	$39,550	$7,312

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$17,647	$18,328
Interest paid	$81	$315

Francesca’s Holdings Corporation

Supplemental Information

Sales by Merchandise Category

	Thirteen Weeks Ended		Change
	August 3, 2013	July 28, 2012	In dollars	%
	(in thousands, except percentages)

Apparel	$45,613	$40,283	$5,330	13%
Jewelry	23,448	17,173	6,275	37%
Accessories	12,763	10,822	1,941	18%
Gifts	7,874	7,973	(99)	(1)%
Merchandise sales	89,698	76,251	13,447	18%
Other(1)	(132)	114	(246)	(216)%
Net sales	$89,566	$76,365	$13,201	17%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results

	Transactions(1)	Average Transaction Value(2)

Q1 2013	(3)%	5%
Q2 2013	(4)%	3%

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.

(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales Results

	FY 2011(1)	FY 2012(1)	FY 2013(2)	2 Year Stack
Q1	16%	16%	2%	18%
Q2	6%	21%	(1)%	20%
Q3	7%	17%	-	-
Q4	15%	10%	-	-
FY	11%	16%	-	-

(1)	Beginning in the first quarter of fiscal year 2013, comparable sales results include our direct-to-consumer sales. To facilitate comparability with the prior year period, prior year comparable sales growth was recalculated and now includes direct-to-consumer sales growth.

(2)	Due to the retail calendar shift, comparable sales results for each of the thirteen weeks ended May 4, 2013 and August 3, 2013 are compared with comparable sales results for each of the thirteen weeks ended May 5, 2013 and August 4, 2012, respectively.